Exhibit 5.2

November 8, 2019

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Ladies and Gentlemen:

We have acted as special Indiana counsel for Indiana Harbor Coke Corporation, an Indiana corporation (“Indiana Harbor”), a wholly-owned subsidiary of SunCoke Energy, Inc., a Delaware corporation (“SunCoke”), in connection with the shelf registration statement on Form S-3 (the “Registration Statement”) filed by SunCoke on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by SunCoke, from time to time, of the securities identified therein (the “Securities”), including certain senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”) of SunCoke, and the Guarantee by Indiana Harbor of the Debt Securities (the “Guarantee”). The aggregate initial offering prices of the Securities to be offered and sold by SunCoke pursuant to the Registration Statement will not exceed $750,000,000.

The Senior Debt Securities and the Subordinated Debt Securities will be issued by SunCoke pursuant to separate indentures (each, an “Indenture”) to be entered into among SunCoke, Indiana Harbor, certain other subsidiaries of SunCoke, and a trustee to be named. The Guarantee of Indiana Harbor may be issued in connection with the issuance by SunCoke of the Debt Securities.

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction of the following documents: (i) the Registration Statement, (ii) the form of Indenture with respect to the Senior Debt Securities, as attached as Exhibit 4.5 to the Registration Statement, (iii) the Form of Indenture with respect to the Subordinated Debt Securities, as attached as Exhibit 4.6 to the Registration Statement, (iv) the articles of incorporation of Indiana Harbor, (v) the bylaws of Indiana Harbor, (vi) certain resolutions adopted by the board of directors of Indiana Harbor approving the Debt Securities and Guarantee, and (vii) such other certificates, statutes, documents and records as we have deemed necessary and relevant for the purpose of rendering the opinions set forth below. We have also examined such corporate documents and records of Indiana Harbor and other instruments, certificates and documents as we

SunCoke Energy, Inc.

November 8, 2019

have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of Indiana Harbor or SunCoke, without further investigation as to the facts set forth therein.

Based on that examination and investigation, and subject to the following qualifications, it is our opinion that, with respect to the Guarantee by Indiana Harbor of any series of Debt Securities to be issued under an Indenture, when (i) the applicable Indenture and supplemental indenture, if any, have been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); (ii) an appropriate prospectus supplement or term sheet with respect to the Debt Securities to which such Guarantee relates has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) Indiana Harbor has taken all necessary corporate action to approve the issuance and terms of such Guarantee, the terms of the offering thereof and related matters; (iv) the terms of any such Guarantee and the issuance and sale thereof have been duly established in conformity with the applicable Indenture and any supplemental indenture, if applicable, so as not to violate law or result in a default under or breach of any agreement binding upon Indiana Harbor or to which any of its assets are subject; (v) the applicable Indenture and any supplemental indenture, if applicable, pursuant to which Indiana Harbor agrees to be bound by the guarantee provisions of such applicable Indenture as applied to the Debt Securities of such series, has been duly executed, authenticated, issued and delivered by each party thereto in accordance with the laws applicable to each party thereto; and (vi) the Debt Securities underlying such Guarantee have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture and supplemental indenture, if applicable, and the applicable definitive purchase, underwriting or similar agreement approved by SunCoke upon payment of the consideration for such Debt Securities provided for therein, such Guarantee will constitute the valid and binding obligation of Indiana Harbor.

This opinion letter is limited to the current federal laws of the United States and the current internal laws of the State of Indiana (without giving effect to any conflict of law principles thereof), and we have not considered, and express no opinion on, the laws of any other jurisdiction. Notwithstanding the foregoing, we give no opinion under the Trust Indenture Act, the Securities Act, or the securities or “blue sky” laws of any state. This opinion speaks only as of the effective date of the Registration Statement and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Indiana law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

SunCoke Energy, Inc.

November 8, 2019

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act. We understand that the firm of Perkins Coie LLP wishes to rely as to certain matters of Indiana law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance.

Very truly yours,

/s/ BARNES & THORNBURG LLP